As filed with the Securities and Exchange Commission on May 19, 2009
File No. 333-129830

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4
to
FORM S-1
on FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GENERAL FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	32-0163571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39 East Union Street
Pasadena, California 91103
(626) 584-9722
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald F. Valenta,
Chief Executive Officer
39 East Union Street
Pasadena, California 91103
(626) 584-9722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher A. Wilson, Esq. General Counsel, Vice President & Secretary 39 East Union Street Pasadena, California 91103 (626) 584-9722 (626) 795-8090 — Facsimile	Arthur L. Zwickel, Esq. Paul, Hastings, Janofsky & Walker, LLP 515 South Flower Street Los Angeles, California 90071 (213) 683-6000 (213) 627-0705 — Facsimile

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.      ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated	Accelerated	Non-accelerated	Smaller reporting
filer ☐	filer ☐	filer ☐	filer ☒

Explanatory Note

     This Post-Effective Amendment No. 4 on Form S-3 contains an updated prospectus relating to shares of common stock issuable upon exercise of warrants included as part of the units sold to investors in the registrant’s initial public offering. This Post-Effective Amendment No. 4 on Form S-3 is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” The prospectus included in this Post-Effective Amendment No. 4 supersedes and replaces in its entirety the prospectus supplement dated May 2, 2008 that was filed pursuant to Rule 424(b)(3) with the SEC on May 2, 2008, the prospectus dated April 23, 2008 that was filed pursuant to Rule 424(b)(3) with the SEC on April 23, 2008 and the prospectus dated April 5, 2006 that was filed pursuant to Rule 424(b)(3) with the SEC on April 5, 2006. All filing fees payable in connection with the registration of all of the foregoing securities were previously paid in connection with the filing of the original registration statement.

The information in this prospectus is not complete and may be changed. Warrant holders may not exercise their warrants until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is a post-effective amendment to our initial public offering pursuant to a prospectus dated April 5, 2006, a prospectus dated April 23, 2008 and a prospectus supplement dated May 2, 2008. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated May 19, 2009

GENERAL FINANCE CORPORATION

4,955,714 Shares of Common Stock

This prospectus relates to 4,955,714 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated April 5, 2006.

     Our units, warrants and common stock are listed on the NASDAQ Global Market under the symbols “GFN,” “GFNCW” and “GFNCU,” respectively. On May 18, 2009 on the NASDAQ Global Market, the closing price of the units was $1.50 per unit, the closing price of the warrants was $0.11 per warrant and the closing price of the common stock was $1.36 per share.

The purchase of our common stock, warrants and units involves a high degree of risk. You are urged to carefully read the “Risk Factors” section beginning on page 9 of this prospectus which describes specific risks and certain other information associated with an investment in our securities that you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2009.

i

PRELIMINARY NOTES

You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

References in this Report to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation, and its direct and indirect subsidiaries, including GFN North America Corp., a Delaware corporation, which we refer to as “GFNA,” and its subsidiary Pac-Van, Inc., an Indiana corporation which we refer to as "Pac-Van," GFN Mobile Storage Inc., a Delaware corporation which we refer to as "GFNMS," GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as “GFN U.S.,” its subsidiary GFN Australasia Holdings Pty Limited, an Australian corporation which we refer to as “GFN Holdings,” its subsidiary GFN Australasia Finance Pty Limited, an Australian corporation, which we refer to as “GFN Finance,” and its subsidiary RWA Holdings Pty Limited, an Australian corporation which we refer to as “RWA.”  RWA and its subsidiaries are collectively referred to herein as “Royal Wolf.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in “Risk Factors” should be considered in evaluating the Company’s forward-looking statements. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary contains information about General Finance Corporation and the offering of our common stock. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. It does not contain all of the information that may be important to you in making a decision to purchase our common stock.  For a more complete understanding of General Finance Corporation and the offering of its common stock, we urge you to read this entire prospectus and the documents incorporated by reference carefully, including the "Risk Factors" sections and our financial statements and the notes to those statements incorporated by reference herein.

References in this prospectus  to “we”, “us,” “General Finance,” “GFN” or the “Company” refer to General Finance Corporation and its consolidated subsidiaries. These subsidiaries include: GFN North America Corp., a Delaware corporation which we refer to as "GFNA;" GFN Mobile Storage Inc., a Delaware corporation which we refer to as "GFNMS;" GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as "GFN U.S.;" GFN Australasia Holdings Pty Ltd., an Australian corporation which we refer to as "GFN Holdings;" GFN Australasia Finance Pty Ltd, an Australian corporation which we refer to as "GFN Finance;" and RWA Holdings Pty Limited, an Australian corporation which we refer to as "RWA." We refer to RWA and its subsidiaries collectively as “Royal Wolf.”

Company Overview

Our strategy and business plan is to acquire rental services and specialty finance businesses in North America, Europe and the Asia-Pacific area. We currently have two operating company subsidiaries, Royal Wolf and Pac-Van, that lease and sell storage container products, modular buildings and mobile offices through 18 customer service centers, which we refer to as “CSCs,” in Australia, six CSCs in New Zealand and 25 branch locations across 18 states in the United States. Royal Wolf and Pac-Van operate in two distinct, but related industries, modular space and mobile storage, which we collectively refer to as the “portable services industry.”

On September 13, 2007, we acquired Royal Wolf. We paid $64.3 million to acquire Royal Wolf. The purchase price consisted of $44.7 million of cash and shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. We issued the shares of common stock of GFN U.S. to Bison Capital Australia, L.P., which we refer to as “Bison Capital,” as one of the sellers of Royal Wolf. Following the acquisition, we own 86.2% of the outstanding capital stock of GFN U.S., and Bison Capital owns the remaining 13.8% of the outstanding capital stock of GFN U.S. Through its indirect subsidiary GFN Finance, GFN U.S. owns all of the outstanding capital stock of Royal Wolf.

On October 1, 2008, we acquired Pac-Van, Inc., or Pac-Van, through a merger with Mobile Office Acquisition Corp., or MOAC, the parent company of Pac-Van, and the Company’s wholly-owned subsidiary, GFN North America Corp, or GFNA.  To purchase all of the capital stock of MOAC we paid $19.4 million in cash, issued 4,000,000 shares of restricted common stock valued at $7.50 under the merger agreement and caused GFNA to issue a $1.5 million 20-month subordinated promissory note. We also assumed the outstanding senior indebtedness of Pac-Van.

Royal Wolf

Royal Wolf is the leading provider in Australia and New Zealand of portable storage containers, portable container buildings and freight containers, which we refer to collectively as “storage container products.” Royal Wolf leases and sells storage container products through its 24 CSCs located in every state in Australia and in the North and South Islands of New Zealand. We believe Royal Wolf has the largest lease fleet of storage container products in Australia and New Zealand. Royal Wolf is the only portable container lease and sales company with CSCs in all major business centers in Australia and New Zealand and, as such, is the only storage container products company in Australia and New Zealand with a national infrastructure and work force.

Royal Wolf’s storage container products are used by a broad range of industries. Our storage container products provide secure, accessible temporary storage for a diverse client base of over 12,000 large and small customers who conduct business in industries that include mining, road and rail, construction, moving and storage, manufacturing, transportation and defense. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods.

We are pursuing a strategy focused on growing our leasing operations. Historically, Royal Wolf’s revenue mix has been approximately 70% sales and approximately 30% leasing. We believe a leasing business with a fleet of storage container products has the following advantages:

	recurring revenues from leases with an average duration of more than 12-15 months;

	monthly lease rates that recoup our unit investment within an average of 30 months;

	long useful asset lives exceeding 25 years with low maintenance and high residual values;

	the ability to leverage the relatively fixed costs of our CSCs to service a large fleet of storage container products; and

	incremental leasing operating margins in excess of 50%.

Business Strengths of Royal Wolf

Royal Wolf is the leading provider of storage container products in Australia and New Zealand. We believe this leading position is based upon the following strengths:

 Market Leader. We believe Royal Wolf is the market leader in Australia and New Zealand for storage container products. As of March 31, 2009, Royal Wolf had a lease fleet of approximately 30,000 storage container products, and 24 CSCs located in every state in Australia and in the North and South Islands of New Zealand.

 Diverse Customer Base. Our portable units provide secure, accessible temporary storage for a diverse client base of over 12,000 customers that include large and small mining companies, road and rail businesses, construction companies, moving and storage providers, manufacturers, transportation businesses and the Australian military.

 Experienced Management Team. Royal Wolf has an experienced senior management team. Robert Allan, the chief executive officer of Royal Wolf, has 24 years of experience in the equipment leasing industry. The ten members of the senior management team of Royal Wolf have an average of over 13 years of experience in the equipment leasing industry. We believe the experience of this management team will be critical to growing Royal Wolf’s business.

Business Strategy of Royal Wolf

Our business strategy consists of the following:

Focus on Mobile Storage Leasing Business. We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our storage container products throughout Australia and New Zealand. Royal Wolf’s leasing revenues grew from $12.4 million in the year ended December 31, 2004 to $32.5 million in the fiscal year ended June 30, 2008, reflecting a compound annual growth rate of over 33%. For the nine months ended March 31, 2009, Royal Wolf's leasing revenues were $27.8 million, compared to $22.5 million for the same period from the prior year. The container storage and portable building industry is relatively underdeveloped in Australia and New Zealand. We believe the underdeveloped nature of the market presents significant growth opportunities for Royal Wolf. Although use for mobile storage, domestic freight movement and portable building applications is increasing, we believe there are many more uses for our storage container products still to be developed. Royal Wolf’s market opportunity is to fully develop and service these applications.

Generate Strong Internal Growth. We define internal growth as an increase in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. We continue to focus on increasing the number of storage container units we lease from our existing branches to both new and repeat customers as well as changing the billing methodologies that are represented in the U.S. market, such as billing in advance, a 28-day billing cycle, fuel surcharges and a damage waiver program. Historically, we have been able to generate strong internal growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of mobile storage and differentiate our products from our competitors.

Launch Enhanced and Innovative Products. We continue to enhance our existing products to meet our customers’ needs and requirements. We have introduced new products and features that expand the applications and overall market for our storage products. For example, in 2005 we introduced a 10-foot wide storage unit that has proven to be a popular product with our customers. In 2005, we also introduced a new accommodation unit used in mining camps. In 2007-2008, we introduced specialized products for the construction and engineering sectors as well as a blast resistant container unit for the refinery and energy sector.

Leverage our Infrastructure through Acquisitions. Our branch network infrastructure covers a broad geographic area and is capable of serving additional volume at minimal levels of additional fixed costs. Our objective is to add volume by organically growing the lease fleet in these locations and through acquisitions. Asset purchases of “tuck in” competitors to existing branches or adding newly acquired fleets with branch locations in better locations can be very effective. In addition, the corporate infrastructure of Royal Wolf is capable of managing existing fleets and locations in geographies outside of Australia and New Zealand, but within the Asia-Pacific area.

From July 2007 through April 2009, Royal Wolf completed four acquisitions:

• On November 15, 2007 we acquired substantially all of the assets of GE SeaCo Australia Pty Ltd. (“GeSeaco”) for $17.9 million. The acquisition added more than 6,300 containers to Royal Wolf’s fleet, of which 4,600 units are leased by approximately 200 mid-sized businesses and approximately 20 national accounts serving such industries as road and rail, moving and storage and logistics. Prior to the acquisition, we believe GE SeaCo was the third largest storage container lessor in Australia. GE SeaCo exited the domestic container leasing market in Australia through this transaction and the simultaneous sale of its tank container business. Royal Wolf assumed several depot and agency contracts, including a third party sales agreement for intermodal containers from the GE SeaCo international fleet.

• On February 28, 2008 we acquired the dry and refrigerated container assets of Container Hire and Sales (“CHS”), located south of Perth, Australia for $3.8 million. With this acquisition, Royal Wolf added 630 storage containers, of which approximately 570 units were leased in the mining dominated Western Australia marketplace. This acquisition ultimately consolidated with an existing CSC in the Bibra Lakes suburb, south of Perth.

• On April 30, 2008 (May 1 in New Zealand), we acquired RWNZ Acquisition Co. Limited (“RWAC”) and its wholly owned subsidiary Royalwolf Trading New Zealand (“RWNZ”), believed to be the largest marketer and lessor of storage containers in New Zealand, for approximately $17.0 million. Through this acquisition Royal Wolf acquired more than 5,800 storage containers, of which approximately 5,000 storage containers were in the leasing fleet that are primarily delivered through five branches or customer service centers.

• On June 16, 2008, we acquired 162 storage containers from Container Hire & Storage Pty Ltd d/b/a Tomago Self-Storage in Tomago, New South Wales for approximately $427,000.

As a result of these acquisitions and organic growth, Royal Wolf’s lease fleet grew to approximately 30,000 units as of March 31, 2009.

Pac-Van

Pac-Van competes in both the modular space industry and the mobile storage sector. Mobile storage is used primarily by businesses for secure, temporary storage at the customer’s location. The mobile storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

We are pursuing a strategy focused growing our leasing operations, diversifying our product offerings in storage containers and mobile offices, maintaining disciplined cost controls and completing accretive acquisitions.

Business Strengths of Pac-Van

Pac-Van is a recognized provider of modular buildings, mobile offices and mobile storage products on a national, regional and local basis in the United States, Pac-Van believes it possesses the following strengths:

Extensive Geographic Coverage.  With growing lease fleet of approximately 12,000 units, Pac-Van is a national participant in the mobile and modular sectors of the portable service industry. Pac-Van’s branch offices serve 18 of the 50 largest Metropolitan Statistical Areas or “MSAs”, in the United States. Pac-Van serves a diverse base of national, regional and local customers. The size of Pac-Van’s fleet also allows Pac-Van to offer a wide selection of products to its customers and to achieve purchasing efficiencies. The following map shows the locations of Pac-Van's branch offices as of May 15, 2009.

Highly Diversified Customer Base.  Pac-Van has established strong relationships with a diverse customer base in the U.S., ranging from large companies with a national presence to small local businesses. During 2008, Pac-Van leased or sold its portable storage products to over 7,000 customers. In 2008, Pac-Van’s largest customer accounted for approximately 2% of its total revenues and Pac-Van’s top ten customers accounted for approximately 10% of its total revenues. Pac-Van believes that the diversity of its business limits the impact on Pac-Van of changes in any given customer, geography or end market.

Focus On Customer Service and Support.  Pac-Van’s operating infrastructure in the U.S. is designed to ensure that Pac-Van consistently meets or exceeds customer expectations by reacting quickly and effectively to satisfy their needs. On the national and regional level, Pac-Van’s administrative support services and scalable management information systems enhance its service by enabling Pac-Van to access real-time information on product availability, customer reservations, customer usage history and rates. Pac-Van believes this focus on customer service attracts new and retains existing customers. In 2008, more than 80% of its lease and lease-related revenues were generated from customers who leased from Pac-Van in prior years.

Significant Cash Flow Generation and Discretionary Capital Expenditures.  Pac-Van has consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of its lease fleet. Pac-Van’s yield equals its lease and lease related revenues divided by the total number of units in its lease fleet. During the last five years, Pac-Van has achieved an average utilization rate in excess of 75% and its yield increased at a compound annual growth rate of 12.5%. A significant portion of Pac-Van’s capital expenditures are discretionary in nature, thus providing Pac-Van with the flexibility to readily adjust the amount that it spends based on its business needs and prevailing economic conditions.

High Quality Fleet.  Pac-Van’s branches maintain their lease fleet to consistent quality standards. Maintenance is expensed as incurred and branch managers and operations staff are responsible for managing a maintenance program aimed at providing equipment to customers that meet or exceed customer expectations and industry standards.  The following chart shows the composition of Pac-Van’s fleet as of December 31, 2008:

         Experienced Management Team.  Pac-Van has an experienced and proven senior management team, with its seven most senior managers having worked at Pac-Van for an average of ten years. Pac-Van’s President, Theodore M. Mourouzis, joined Pac-Van in 1997 and the consistency of the senior management, corporate and branch management teams has been integral in developing and maintaining its high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions.

Business Strategy of Pac-Van

Pac-Van's business strategy consists of the following:

Focus on Portable Storage Leasing Business.  We focus on increasing our core leasing business because it generates predictable, recurring revenues and high profit margins. Pac-Van continues to use its experience and management team to attain the best leasing rates and lease fleet utilization in each of the 36 states it serves. Pac-Van branch office system permits it to rapidly shift its fleet of 12,000 units to branches where customer demand is greatest, and Pac-Van's planning and sourcing expertise permit it to emphasize the portable storage products with the best utilization.

Diversifying Our Product Offerings. We plan to continue to expand the size and breadth of our lease fleet. We will emphasize expansion of the core product of our lease fleet: the storage container. In addition, we will continue to pursue the introduction of specialty storage and office products that can attain long lease durations and high leasing operating margins.

Disciplined List Controls.   Pac-Van's size permits it to more rapidly adjust to changing market conditions than many of its largest competitors. This size enables Pac-Van to more rapidly introduce storage container products demanded by customers, curtail capital expenditures and other spending and maintain more disciplined cost controls than competitors whose cost structures include manufacturing, large payrolls and large investments in outdated product classes, such as trailers.

Accretive Acquisitions.  Pac-Van will continue to complete acquisitions that are accretive or offer other benefits such as expanded customer service or product offerings. Acquisitions, especially "tuck in" acquisitions also allow Pac-Van to leverage the fixed costs of its branch offices with additional lease fleet that deliver scale and increased profitability.

Additional Information

Our principal executive offices are located at 39 East Union Street, Pasadena, California 91103 and our telephone number is (626) 584-9722.

THE OFFERING

Securities offered	4,955,714 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated April 5, 2006.

Common stock:

Number of shares outstanding before this offering:	17,826,052 shares

Number of shares to be outstanding after this offering:	22,781,766 shares

Warrants:

Number outstanding before the offering and the private placement:	0 warrants

Number to be outstanding after the offering and the private placement:
6,322,380 warrants, including 750,000 warrants included in units sold to the representative of the underwriter, 116,666 warrants which Ronald F. Valenta and John O. Johnson purchased in a private placement on April 10, 2006, and 500,000 warrants issued to Bison Capital on September 13, 2007 in connection with the acquisition of Royal Wolf.

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$6.00

Exercise period	The warrants will become exercisable upon the effective date of this post-effective amendment.

The warrants will expire at 5:00 p.m., Los Angeles time, on April 5, 2010 or earlier upon redemption.

Use of Proceeds
We will receive $6.00 for each warrant exercised into a share of common stock. These proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

Redemption
We may redeem the outstanding warrants (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable and with the prior consent of the representative:

• in whole and not in part;

• at a price of $.01 per warrant;

• upon a minimum of 30 days’ prior written notice of redemption; and

• if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

We have established the above conditions to our exercise of redemption rights to provide (i) warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price and (ii) a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date.

Since we may redeem the warrants only with the prior written consent of the representative and the representative may hold warrants subject to redemption, the representative may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representative will consent to such redemption if it is not in its best interest, even if it is in our best interest.

NASDAQ symbols for our:

Common stock	GFN

Risks
You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus so that you can understand the risks associated with an investment in our securities.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

Risks Related to Our Businesses in Australia and the United States

Recent economic conditions and market disruptions may adversely affect our business and results of operations.

As widely reported, financial markets throughout the world have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, failure and potential failures of major financial institutions and unprecedented government support of financial institutions. These developments and the related general global economic downturn, including in the U.S. and Australia, has and may continue to adversely impact our business and financial condition.  The current tightening of credit in financial markets and the general economic downturn has and may continue to adversely affect the ability of our customers and suppliers to obtain financing to perform their obligations to us. Though we are allocating more resources to collections and inventory control, continued tightening could negatively impact our ability to collect trade receivables on a timely basis, could result in additional reserves for uncollectible accounts and in the event of continued contraction in container sales and leasing, could lead to a further build-up of inventory and lease fleet levels.  These factors would have a further adverse impact on operating results and cash flows.  In addition, fluctuations in the rates of exchange for the U.S. dollar against the Australian and New Zealand dollars could not only continue to significantly affect our results of operations through reported foreign exchange gains and losses on U.S.-denominated debt, but if the Australian and New Zealand dollars continue to weaken, it would result in lower than anticipated reported revenues and profitability as a result of the translation of Royal Wolf’s financial results into U.S. dollars.

We are in compliance with our financial covenants under our senior credit facilities and senior subordinated notes.  However, if the current environments in the U.S. and Australian economies continue to be weak or worsen, our ability to meet our covenant requirements may be impaired and may result in our seeking amendments or waivers of covenant compliance.  While we believe our relationships with our senior lenders are good, there is no assurance that they would consent to such an amendment or waiver in the event of noncompliance; or that such consent would not be conditioned upon the receipt of a cash payment, revised principal payout terms, increased interest rates, or restrictions in the expansion of the credit facilities for the foreseeable future; or that our senior lenders would not exercise rights that would be available to them; including, among other things, demanding payment of outstanding borrowings.  All or any of these adverse events would further limit our flexibility in planning for or reacting to downturns in our business.

We are unable to predict the duration and severity of the current economic downturn and disruption in financial markets or their effects on our business and results of operations, but the consequences may be materially adverse and more severe than other recent economic slowdowns.

Risks Related to Our Business in Australia

The Company’s overall financial results will be affected by the relative value of the Australian dollar to the U.S. dollar and may be affected by other currencies with future acquisitions

During fiscal year 2009 declines in the Australian dollar relative to the U.S. dollar have resulted in substantial currency exchange losses and adversely affected our results of operations.

Sales of storage container units constitute a significant portion of Royal Wolf’s revenues. Failure to continue to sell units at historic levels could adversely affect our financial results and our ability to grow.

Sales of storage units and related modification revenues constituted approximately 61% of Royal Wolf total revenues for the nine months ended March 31, 2009.  Sales are strongly correlated with overall economic conditions, especially the natural resources sectors.  Revenues from sales of storage units have a material impact on our financial results and our ability to service our debt. Further, the funding of the growth of the lease fleet is dependent upon the sales of storage container units to take advantage of business and growth opportunities available to it.

The failure of Royal Wolf to achieve its business strategy of increasing its leasing revenue could adversely affect the predictability of our quarterly earnings results and adversely affect our results of operations.

Historically, sales generated approximately 70% of Royal Wolf’s revenue and leasing generated approximately 30% of Royal Wolf’s revenue. We are pursuing a strategy of increasing revenue generated from leasing operations. Revenues generated from sales can vary greatly from quarter to quarter, while revenue from leasing operations is more predictable and has better margins. If we are not successful in increasing the percentage of our revenues generated by our leasing operations, our results of operations may vary greatly quarter to quarter, and would therefore be less predictable. In addition, if we are not successful in increasing the percentage of our revenues from our leasing operations, our results of operations may be adversely affected.

General or localized economic downturns or weakness may adversely affect Royal Wolf’s customers, in particular those in the mining and moving and storage industries, which may reduce demand for Royal Wolf’s products and services which would negatively impact our future revenues and results of operations.

A significant portion of Royal Wolf’s revenues is derived from customers in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, including the mining, transport and construction industries, which constituted approximately 15%,  21.5% and 11%, respectively, of Royal Wolf’s revenues in the fiscal year ended June 30, 2008. Although we believe the variety of Royal Wolf’s products, the breadth of its customer base and its geographic diversity throughout Australia reduces its exposure to economic downturns, general economic downturns or localized downturns in markets where its operates could reduce demand for Royal Wolf’s products and negatively impact our future revenues and results of operations.

Royal Wolf faces significant competition in the portable buildings industry and regional competition in the portable storage market. Royal Wolf also faces potentially significant competition from modular industry companies who have portable storage offerings, especially from several national competitors in Australia who have greater financial resources and pricing flexibility than Royal Wolf does. If Royal Wolf is unable to compete successfully in these industries, it could lose customers and our future revenues could decline.

Although Royal Wolf’s competition varies significantly by market, the portable buildings market in which Royal Wolf competes is dominated by three or four large participants and is highly competitive. In addition, Royal Wolf competes with a number of large to mid-sized regional competitors, as well as many smaller, full and part-time operators in many local regions. The modular space industry is highly competitive and almost all of the competitors have portable storage product offerings. The primary modular national competitors with portable storage offerings are less leveraged than Royal Wolf, and have greater financial resources and pricing flexibility than Royal Wolf does. If they focus on portable storage, Royal Wolf could lose customers and our future revenues could decline. If Royal Wolf is unable to compete successfully in these markets, it could lose customers and our future revenues could decline.

Our customers lease our storage container products on a month-to-month basis, and our results of operations could be adversely affected by a downturn in economic activity .

Should a significant number of Royal Wolf’s storage container products be returned by customers during a short period of time, Royal Wolf would have to lease to new customers a large supply of units at similar rates in order to maintain historic revenues from these operations. Royal Wolf’s failure to effectively lease to new customers a large influx of units returned by customers from leases could have a material adverse effect on our results of operations.

Risks Related to Our Business and Operations in the United States

General or localized economic downturns or weakness may adversely affect Pac-Van’s customers, in particular those in the construction industry, which may reduce demand for Pac-Van’s products and services and negatively impact our future revenues and results of operations.

A significant portion of Pac-Van’s revenues is derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, including the construction industry, which constituted over 40% of Pac-Van’s revenues for the nine months ended March 31, 2009. Although the variety of Pac-Van’s products, the breadth of its customer base and its geographic diversity throughout the United States limits its exposure to economic downturns, general economic downturns or localized downturns in markets where its operates could reduce demand for Pac-Van’s products, especially in the construction industry, and negatively impact our future revenues and results of operations.

Pac-Van faces significant competition in the modular buildings and portable storage industries. Pac-Van also faces potentially significant competition from modular buildings companies who have portable storage product offerings, especially from several national competitors in the United States who have greater financial resources and pricing flexibility than Pac-Van does. If Pac-Van is unable to compete successfully, it could lose customers and our future revenues could decline.

Although Pac-Van’s competition varies significantly by market, the modular buildings markets in which Pac-Van competes are dominated by two large participants and are highly competitive. In addition, Pac-Van competes with a number of large to mid-sized regional competitors, as well as many smaller, full and part-time operators in many local regions. The modular building industry is highly competitive, subject to stiff pricing competition and almost all of the competitors have portable storage product offerings. The primary modular national competitors with portable storage product offerings are less leveraged than Pac-Van, and have greater financial resources and pricing flexibility than Pac-Van does. If they focus on portable storage, Pac-Van could lose customers and our future revenues could decline. If Pac-Van is unable to compete successfully, it could lose customers and our future revenues could decline.

Pac-Van has substantial indebtedness, and we may need additional debt or equity financing to sustain our growth. We do not have commitments for any such financing.

In conjunction with our acquisition of Pac-Van, we assumed approximately $82.5 million of indebtedness under Pac-Van’s Credit Facility and $25 million of Subordinated Debt. The Subordinated Debt bears interest at the annual rate of 13%, is payable quarterly in arrears and will mature in February 2013. We rely on cash flow from operations of Pac-Van to make payments under this subordinated indebtedness, and there is no assurance that Pac-Van’s cash flow will be sufficient to service Pac-Van’s indebtedness. Payment of interest and other expenses relating to this indebtedness may adversely affect our financial condition and results of operations.

We also may finance Pac-Van’s growth through a combination of borrowings, cash flow from operations and equity financing. The ability of Pac-Van to grow will depend in part on our ability to obtain either additional debt or equity financing to fund the costs of such growth. The availability and terms of any debt and equity financing will vary from time to time, and will be influenced by Pac-Van’s performance and by external factors, such as the economy generally and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may adversely affect the market price of our securities. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail Pac-Van’s growth by delaying new customer service center openings or the expansion of its lease fleet.

Because Pac-Van has depended to a large extent on the success of its leasing operations, the failure of Pac-Van to effectively and quickly remarket lease units that are returned could materially and adversely affect our results of operations.

Pac-Van’s average monthly lease fleet utilization has averaged between 70% and 85%, with the typical lease being for an average period of over twelve months. The high utilization rate and the length of the average lease have provided Pac-Van with a predictable revenue stream. However, should a significant number of Pac-Van’s lease units be returned during any short period of time, Pac-Van would have to re-lease a large supply of units at similar rates in order to maintain historic revenues from these operations. Pac-Van’s failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our results of operations.

Pac-Van operates with a high amount of debt, a substantial portion of which is secured by all or substantially all of the company’s assets and is subject to variable interest rates.

As of March 31, 2009, Pac-Van had outstanding approximately $80.0 million of indebtedness under its existing Credit Facility with LaSalle, which bears interest at variable rates equal to LIBOR plus 1.5% to 2.25% (or the prime rate or prime rate plus 0.25%) based upon the ratio of senior debt to EBITDA, and approximately $25 million of Subordinated Debt which bears interest at the rate of 13% per year. Pac-Van’s debt obligations require it to dedicate a significant portion of its cash flow from operations to payments on this indebtedness, which could reduce the availability of cash flow for future working capital, capital expenditures, acquisitions and other general corporate purposes. In addition, Pac-Van’s debt load increases its vulnerability to general adverse economic and industry conditions, limits its flexibility in planning for, or reacting to, changes in its business and its industry, and subjects it to certain restrictive covenants that influence its operations and its ability to borrow additional funds. These periodic interest rate adjustments could expose Pac-Van’s operating results and cash flows to periodic fluctuations. Failing to comply with its debt service obligations and the debt covenants could result in an event of default under its Credit Facility or Subordinated Debt which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In addition, since Pac-Van’s bank loans are secured by a lien on all or substantially all of Pac-Van’s modular buildings, mobile offices and storage container fleet and other assets, a default under Pac-Van’s bank debt could result in the foreclosure of all of these assets, which would materially and adversely affect Pac-Van’s operations and ability to continue its current operations.

Sales of modular buildings, mobile offices and storage units constitute a significant portion of Pac-Van’s revenues. Failure to continue to sell units at historic rates could adversely affect our ability to grow Pac-Van’s lease fleet.

Sales of modular buildings, mobile offices and storage units constituted approximately 36% of Pac-Van’s total revenues for the nine months ended March 31, 2009. Revenues from sales of modular buildings, mobile offices and storage units have been used to fund increases in the size of our lease fleet. As a result, the failure to continue to sell a significant number of units may adversely affect our ability to increase the size of Pac-Van’s lease fleet or to otherwise take advantage of business and growth opportunities available to it.

Governmental regulations could impose substantial costs and restrictions on Pac-Van’s operations that could harm our future results of operations.

Pac-Van is subject to various federal, state and local environmental, transportation, health and safety laws and regulations in connection with its operations. Any failure to comply with these laws or regulations could result in capital or operating expenditures or the imposition of severe penalties or restrictions on its operations. In addition, these laws and regulations could change in a manner that materially and adversely affects Pac-Van’s ability to conduct its business. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs. If Pac-Van is unable to pass these increased costs on to its customers, our future operating results could be negatively impacted.

Pac-Van may not be able to facilitate its growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impair the growth and profitability of its business.

Since August 2006, Pac-Van has completed six small acquisitions. An important element of our growth strategy for Pac-Van is to continue to seek additional acquisitions in order to add new customers within existing geographic markets and branch locations, and to expand Pac-Van’s operations into new markets. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices, upon advantageous terms and conditions and upon successful integration of the acquired businesses. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that the acquired businesses may not be integrated successfully and that the acquisitions may strain Pac-Van’s management resources. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses. If Pac-Van is unable to complete additional acquisitions or successfully integrate any businesses that it does acquire, our future growth and operating results would be adversely impacted.

Failure to retain key personnel could adversely affect Pac-Van’s operations and could impede our ability to execute our business plan and growth strategy.

Pac-Van is managed largely by its seven existing officers, including Theodore M. Mourouzis, the President of Pac-Van, Inc.. The continued success of Pac-Van will depend largely on the efforts and abilities of Mr. Mourouzis and these senior managers who have served at Pac-Van for an average of ten years. These officers and employees have knowledge and an understanding of Pac-Van and its industry that cannot be readily duplicated. Mr. Mourouzis has an employment agreement which is terminable under certain circumstances upon notice to or by him. The loss of any member of Pac-Van’s senior management team could impair our ability to execute our business plan and growth strategy, cause a loss of customers, reduce revenues and adversely affect employee morale.

Any failure of Pac-Van’s management information systems could disrupt our business and result in decreased rental or sale revenues and increased overhead costs, which could negatively impact our results of operations.

Pac-Van depends on its management information systems to actively manage its lease fleet, control new unit capital spending and provide fleet information, including leasing history, condition and availability of our units. These functions enhance Pac-Van’s ability to optimize fleet utilization, rentability and redeployment. The failure of Pac-Van’s management information systems to perform as we anticipate could disrupt its business and could result in, among other things, decreased leases or sales and increased overhead costs, which could negatively impact our results of operations.

Significant increases in raw material costs could increase our operating costs significantly and harm our stockholders’ equity.

Pac-Van purchases raw materials, including metals, lumber, siding and roofing and other products, to construct and modify modular buildings and to modify containers to its customers’ requirements. Pac-Van also maintains a truck fleet to deliver units to and return units from customers. During periods of rising prices for raw materials, especially oil and fuel for delivery vehicles, and in particular when the prices increase rapidly or to levels significantly higher than normal, Pac-Van may incur significant increases in operating costs and may not be able to pass price increases through to customers in a timely manner, which could harm our future results of operations.

Failure by Pac-Van’s manufacturers to sell and deliver products to Pac-Van in timely fashion may harm Pac-Van’s reputation and our financial condition.

Pac-Van currently purchases new modular buildings and components, mobile offices and storage container products directly from manufacturers. Although Pac-Van is not dependent on any one manufacturer and is able to purchase products from a variety of suppliers, the failure of one or more of its suppliers to timely manufacture and deliver storage containers to Pac-Van could adversely affect its operations. Pac-Van purchases new modular buildings and components, mobile offices and storage containers under purchase orders issued to various manufacturers, which the manufacturers may or may not accept or be able to fill. Pac-Van has no contracts with any supplier. If these suppliers do not timely fill Pac-Van’s purchase orders, or do not properly manufacture the ordered products, our reputation and financial condition also could be harmed.

Unionization by some or all of Pac-Van’s employees could cause increases in operating costs.

Pac-Van’s employees are not presently covered by collective bargaining agreements. Unions may attempt to organize Pac-Van’s employees in the future. We are unable to predict the outcome of any continuing or future efforts to organize Pac-Van’s employees, the terms of any future labor agreements, or the effect, if any, those agreements might have on our operations or financial performance.

Pac-Van’s planned growth could strain our management resources, which could disrupt our development of new Pac-Van customer service centers.

Our future performance will depend, to some extent, on our ability to manage Pac-Van’s planned growth. Pac-Van’s growth could strain our existing management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve Pac-Van’s operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage Pac-Van’s employees. If we do not manage Pac-Van’s growth effectively, some of its new customer service centers and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a branch would likely result in additional expenses that would adversely affect our future operating results.

Some zoning laws restrict the use of Pac-Van’s storage units and therefore limit its ability to offer its products in all markets.

Many of Pac-Van’s customers use Pac-Van’s storage units to store goods on their own properties. Local zoning laws in some of Pac-Van’s geographic markets prohibit customers from maintaining mobile offices or storage containers on their properties or require that mobile offices or storage containers be located out of sight from the street. If local zoning laws in one or more of Pac-Van’s geographic markets were to ban or restrict mobile offices or storage containers stored on customers’ sites, Pac-Van’s business in that market will suffer.

Risks Related to our Substantial Indebtedness

The investment agreements governing the Subordinated Debt for both Royal Wolf and Pac-Van and the terms of the Credit Facilities contain various covenants which limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities.

The investment agreement governing the Subordinated Debt and the terms of the Pac-Van Credit Facility contain various restrictive covenants that limit our management’s discretion in operating our business. In particular, these agreements include covenants relating to limitations on:

•	dividends on, and redemptions and repurchases of, capital stock,

•	liens and sale-leaseback transactions,

•	loans and investments,

•	debt and hedging arrangements,

•	mergers, acquisitions and asset sales,

•	transactions with affiliates, and

•	changes in business activities conducted by us and our subsidiaries.

In addition, both senior Credit Facilities and the Subordinated Debt require us, under certain circumstances, to maintain certain financial ratios and limit our ability to make capital expenditures. See Note 5 of the Notes to Audited Consolidated Financial Statements.

If we fail to comply with the restrictions of the investment agreement governing the Subordinated Debt or the terms of the senior Credit Facilities or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.  Violating covenants in these agreements may substantially increase our cost of borrowing and restrict our future operations. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds. Accordingly, we may not be able to fully repay our debt obligations, if some or all of our debt obligations are accelerated upon an event of default.

Risks Associated with Future Acquisitions

To complete future business combinations, we may issue shares of our capital stock that would reduce the equity interest of our stockholders and could cause a change in control of our ownership, or incur debt, which could adversely affect our financial condition.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. At December 31, 2008, there were 77,162,568 authorized shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and options that may be issued under our 2006 Stock Option Plan).

If we seek to consummate future business combinations, we may be required to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete the other business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

In addition, we may incur substantial debt to complete another business combination. The incurrence of debt could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security instrument covenants restricting our ability to obtain such financing while the debt instrument is outstanding.

Future acquisitions of businesses could subject us to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact our capital structure.

We intend to pursue additional acquisition opportunities in an effort to diversify our investments and/or grow our business. Any business we acquire may cause us to be affected by numerous risks inherent in the acquired business’s operations. If we acquire a business in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will be able to properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition we complete could adversely impact our capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of our stockholders and/or adversely affect prevailing market prices for our common stock. Increasing our indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in our company.

Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate a subsequent acquisition, you will not be asked to vote on any such proposed acquisition and no redemption rights in connection with any such acquisition will exist.

While part of our business strategy is to acquire additional businesses, there is no assurance that we will be able to identify businesses that we can acquire upon terms we believe acceptable, or if such acquisitions require additional financing, that we could obtain such additional financing.

If we do seek to complete other acquisitions, we cannot ascertain the capital requirements for other future transactions. We cannot assure you that, if required, additional financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular acquisition, we would be compelled to either restructure the transaction or abandon that particular acquisition. In addition, if we consummate a future acquisition, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing may impact the continued development or growth of the target business.

Our growth plan includes the expansion of Royal Wolf’s operations into markets outside of Australia, including Asia/Pacific markets. Such international expansion may not prove successful, and may divert significant capital, resources and management’s time and attention and adversely affect Royal Wolf’s on-going operations in Australia.

To date, Royal Wolf has conducted all of its business within Australia. However, Royal Wolf has plans to enter international markets, including the Asia/Pacific market, in the future, which will require substantial amounts of management time and attention. Royal Wolf’s products and its overall marketing approach may not be accepted in other markets to the extent needed to make its international expansion profitable. In addition, the additional demands on its management from these activities may detract from Royal Wolf’s efforts in the Australian market and adversely affect its operating results in its principal market. Any international expansion will expose Royal Wolf to the risks normally associated with conducting international business operations, including unexpected changes in regulatory requirements, changes in foreign legislation, possible foreign currency controls, currency exchange rate fluctuations or devaluations, tariffs, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, potential negative tax consequences and difficulties collecting accounts receivable.

The planned growth of Royal Wolf and Pac-Van could strain our management resources, which could disrupt our development of new Royal Wolf CSCs.

Our future performance will depend in large part on our ability to manage Royal Wolf’s planned growth. Royal Wolf’s growth could strain our existing management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve Royal Wolf’s operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage Royal Wolf’s employees. If we do not manage Royal Wolf’s growth effectively, some of its new CSCs and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a CSC would likely result in additional expenses that would adversely affect our future operating results.

Risks Associated with Our Warrants

Our outstanding options and warrants may have an adverse effect on the market price of common stock and increase the difficulty of effecting future business combinations.

At December 31, 2008, we had outstanding options and warrants to purchase 6,332,380 shares of common stock. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

We may choose to redeem outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, as amended, with respect to the shares of common stock issuable upon exercise of the warrants issued as a part of the units in our initial public offering, we may redeem the warrants at any time after the warrants become exercisable, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is sent. We may also elect to reduce the warrant price in our sole discretion to encourage warrant holders to exercise their warrants to purchase our common stock. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the shares underlying the warrants issued in our initial public offering at the time that the warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case the warrant holders may not be able to exercise their warrants.

Holders of the warrants issued in our initial public offering will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	relatively low trading volume.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not currently intend to pay dividends on our common stock, which may limit the return on your investment in us.

Except for payment of dividends on our preferred stock, we currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

USE OF PROCEEDS

We will receive $6.00 for each warrant exercised into a share of common stock unless we elect, in our sole discretion, to lower the warrant price. These proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

LEGAL MATTERS

      The validity of the securities offered in this prospectus is being passed upon for us by Christopher A. Wilson.

EXPERTS

      The financial statements of General Finance Corporation at June 30, 2008 and of Royal Wolf, as Predecessor, at June 30, 2007 and June 30, 2006 and for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004 appearing in this registration statement have been included herein in reliance upon the report of Grobstein, Horwath & Company LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Internet website is located at http://www.generalfinance.com has more information concerning General Finance Corporation. This reference to our Internet website does not constitute incorporation by reference in this report of the information contained on or hyperlinked from our Internet website and such information should not be considered part of this report.

We are required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the Securities and Exchange Commission, or the “SEC,” on a regular basis, and are required to disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a current report on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Until __________, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. You should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

We incorporate by reference into this prospectus the documents listed below, any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):

•	our annual report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC September 22, 2008 (File No. 001-32845-081082064);

•	our definitive proxy statement on Schedule 14A filed with the SEC on October 20, 2008 (File No. 001-32845-081130605);

•	our definitive proxy statement on Schedule 14A filed with the SEC on August 27, 2008 (File No. 001-32845-081040347);

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the SEC on May 14, 2009 (File No. 001-32845-09824024);

•	our quarterly report on Form 10-Q for the quarterly period ended December 31, 2008 filed with the SEC on February 13, 2009 (File No. 001-32845-09597152);

•	our quarterly report on Form 10-Q for the quarterly period ended September 30, 2008 filed with the SEC on November 12, 2008 (File No. 001-32845-081177634);

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 14, 2008 (File No. 001-32845-08832276);

•	our quarterly report on Form 10-Q for the quarterly period ended December 31, 2007 filed with the SEC on February 14, 2008 (File No. 001-32845-08607714);

•	our current report on Form 8-K filed with the SEC on May 14, 2009 (File No. 001-32845-09825409);

•	our current report on Form 8-K filed with the SEC on January 20, 2009 (File No. 001-32845-09532887);

•	our current report on Form 8-K filed with the SEC on December 22, 2008 (File No. 001-32845-081262884);

•	our current report on Form 8-K filed with the SEC on December 19, 2008 (File No. 001-32845-081258711);

•	our current report on Form 8-K filed with the SEC on December 9, 2008 (File No. 001-32845-081236724);

•	our current report on Form 8-K filed with the SEC on November 12, 2008 (File No. 001-32845-081177654);

•	our current report on Form 8-K filed with the SEC on October 7, 2008 (File No. 001-32845-081172309);

•	our current report on Form 8-K filed with the SEC on September 18, 2008 (File No. 001-32845-081077248);

•	our current report on Form 8-K/A filed with the SEC on August 29, 2008 (File No. 001-32845-081046994);

•	our current report on Form 8-K filed with the SEC on July 28, 2008 (File No. 001-32845-08972022);

•	our current report on Form 8-K filed with the SEC on July 28, 2008 (File No. 001-32845-08972014);

•	our current report on Form 8-K filed with the SEC on July 3, 2008 (File No. 001-32845-08938560);

•	our current report on Form 8-K filed with the SEC on June 26, 2008 (File No. 001-32845-08917941);

•	our current report on Form 8-K filed with the SEC on June 2, 2008 (File No. 001-32845-08872298);

•	our current report on Form 8-K filed with the SEC on May 23, 2008 (File No. 001-32845-08856293);

•	our current report on Form 8-K filed with the SEC on May 8, 2008 (File No. 001-32845-08811940);

•	our current report on Form 8-K filed with the SEC on May 6, 2008 (File No. 001-32845-08806419);

•	our current report on Form 8-K filed with the SEC on May 2, 2008 (File No. 001-32845-08796615);

•	our current report on Form 8-K filed with the SEC on May 1, 2008 (File No. 001-32845-08793695);

•	our current report on Form 8-K filed with the SEC on April 2, 2008 (File No. 001-32845-08731195);

•	our amended current report on Form 8-K filed with the SEC on January 28, 2009 (File No. 001-32845-09551111);

•	our current report on Form 8-K filed with the SEC on April 1, 2009 (File No. 001-32845-09721301);

•	our current report on Form 8-K filed with the SEC on February 13, 2009 (File No. 001-32845-09603302);

•
the description of our capital stock contained in our registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, filed with the SEC on September 29, 2008 (File No. 001-32845-081094073).

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Christopher A. Wilson, telephone (626) 584-9722, extension 1008.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet website.

You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

GENERAL FINANCE
CORPORATION
4,955,714 Shares of Common Stock

PROSPECTUS

_________________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustee’s fee	$0
SEC registration fee	0
NASD filing fee	0
Accounting fees and expenses	25,000
Printing and engraving expenses	50,000
Legal fees and expenses	25,000
NASDAQ Global Market filing fee	0
Miscellaneous	10,000
Total	$110,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

We have entered into indemnification agreements with each of our directors and officers that provide that we will indemnify the directors and officers to the fullest extent permitted by law.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

We are conducting a private placement of Series A 12.5% Cumulative Preferred Stock, par value $0.0001 per share and liquidation preference of $50 per share (“Series A Preferred Stock”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder pursuant to which it seeks to raise an aggregate amount of $15 million (the “Offering”).  As of May 15, 2009, total proceeds from the Offering were approximately $1.25 million.  Pursuant to the Certificate of Designation for the Series A Preferred Stock, each share of Series A Preferred Stock will pay cumulative cash distributions at a rate of 12.5% per annum, subject to declaration by the board of directors of the Company.  The Series A Preferred Stock is not convertible into common stock.

On December 8, 2008 we sold 100 shares of Series 100 shares of Series B 8% cumulative Preferred Stock in connection with the acquisition by Pac-Van of Container Wholesalers in Salt Lake City, Utah.

On October 17, 2005, we issued and sold 1,875,000 shares of common stock to Ronald F. Valenta for $0.133 per share or a total of $250,000. We issued and sold these shares without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We paid no underwriting discounts or commissions with respect to this issuance and sale.

On October 20, 2005, Mr. Valenta sold 356,250 shares of Common Stock to John O. Johnson, our former Executive Vice President, for $0.133 per share or an aggregate of $47,500. On November 15, 2005, Mr. Valenta transferred, without consideration, 22,500 shares to each of David M. Connell, Lawrence Glascott, Manuel Marrero and James B. Roszak, directors of the company, and 18,750 shares to Marc Perez, our controller. The transfer of these shares by Mr. Valenta was exempt from registration pursuant to Section 4(1) of the Securities Act as transaction by a person other than by an issuer, underwriter or dealer. In this respect, the shares were transferred without any general solicitation or general advertising and each purchaser is a director or officer of the registrant who agreed to appropriate limitations on resale.

The share amounts described above give effect to the 3-for-4 reverse split of Registrant’s common stock that occurred in March 2006.

We issued and sold 583,333 warrants to Ronald F. Valenta and John O. Johnson immediately prior to the closing of the offering pursuant to this registration statement at a price of $1.20 per warrant for an aggregate purchase price of $700,000. These warrants are identical to the warrants being issued pursuant to the registration statement. The issuance and sale of these warrants will be made without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We will use no general solicitation or general advertising in connection with the issuance and sale of these warrants, and the purchasers are affiliates of the company and have agreed to appropriate restrictions on resale of the warrants and the underlying shares. We will pay no underwriting discounts or commissions with respect to the issuance and sale of these warrants.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4 .1	Specimen Unit Certificate.*

4 .2	Specimen Common Stock Certificate.*

4 .3	Specimen Warrant Certificate.*

5.1	Opinion of Christopher A. Wilson

21 .1	Subsidiaries of General Finance Corporation*

23 .1	Consent of Grobstein, Horwath & Company LLP

24	Power of Attorney*

*	Previously filed.

(b) Financial Statement Schedules

All supplemental schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the required information is included in the consolidated financials statements or notes thereto.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 4 to the Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 19th day of May, 2009.

GENERAL FINANCE CORPORATION

By:	/s/ Ronald F. Valenta
Ronald F. Valenta
Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ronald F. Valenta Ronald F. Valenta	Chief Executive Officer and Director	May 19, 2009

/s/ Charles E. Barrantes Charles E. Barrantes	Executive Vice President and Chief Financial Officer	May 19, 2009

* James B. Roszak	Director	May 19, 2009

* Lawrence Glascott	Chairman of the Board of Directors	May 19, 2009

* Manuel Marrero	Director	May 19, 2009

* David M. Connell	Director	May 19, 2009

*By:	/s/ Ronald F. Valenta Ronald F. Valenta	Attorney-in-fact	May 19, 2009